UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2003

Commission file number 0-3821

GENCOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-3821	59-0933147
(State or other jurisdiction of incorporated or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5201 North Orange Blossom Trail, Orlando, Florida 32810

(Address of principal executive offices)                                 (Zip Code)

(407) 290-6000

(Registrant’s telephone number, including area code)

Item 5.    Other Events

Income tax audit of investee

On August 8, 2003, Gencor Industries, Inc. (“Gencor”) was notified by its investee General Partner that Carbontronics, its synfuel producing partnership, as well as the entire industry comprising this segment of synthetic fuel production, are being audited by the IRS. As previously reported in the most recent 10-Q, under these circumstances, the Limited partners may declare a Tax Event and suspend further distributions indefinitely. In fact, Gencor now has been informed that the Limited Partners have declared a “Tax Event” and therefore distributions have ceased.

The interest acquired in 1998 has no cost basis nor requirement to provide future funding. Any income to be derived from these investments is dependent upon tax credits (adjusted for operating losses at the fuel plants) being generated from synthetic fuel production, which were recorded when and if received.

The scope of the IRS review, although not totally clear, may include all aspects of the synfuel production process, as well as tax returns. In June 2003, the IRS announced an examination of the scientific validity of certain test procedures and results that have been presented to it by taxpayers with interests in synfuel operation industry-wide and therefore is currently reviewing information regarding these test procedures and practices. In addition, the IRS indicated that it may revoke existing Private Letter Rulings that relied on the procedures and results under review if it determines that those test procedures and results do not demonstrate that a significant chemical change to create synthetic fuel has occurred.

Under these circumstances, the Company can not predict if there will be any further distributions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENCOR INDUSTRIES, INC.

August 15, 2003	By:	/s/ E.J. Elliott

E.J. Elliott, Chairman and President

August 15, 2003	By:	/s/ Scott W. Runkel

Scott W. Runkel, Chief Financial Officer